UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Tribune Publishing Company

(Name of Registrant as Specified In Its Charter)

Gannett Co., Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Gannett Comments on Support of Tribune Publishing Company Stockholders for

Gannett’s Offer to Acquire Tribune

MCLEAN, Va. – June 2, 2016 – Gannett Co., Inc. (NYSE: GCI) (“Gannett” or the “Company”) today announced that, based on the advice of its proxy solicitor, it believes the shares voted that are unaffiliated with Tribune Publishing Company (NYSE: TPUB)(“Tribune”) or its Chairman Michael Ferro were cast as follows at the Tribune annual meeting of stockholders:

•	Approximately 49% withheld their support from the entire slate of director nominees;

•	More than 50% withheld their support from Mr. Ferro, Tribune’s Chief Executive Officer Justin Dearborn and Director Eddy Hartenstein;

•	Approximately 58% withheld their support from the election of two other director nominees, David Dibble and Philip Franklin;

•	Five of eight director nominees received less than 50% support; and

•	Four of Tribune’s largest independent stockholders withheld support from Tribune’s director nominees.

Gannett noted that only three of the eight director nominees standing for election, Messrs. Ferro, Dearborn and Franklin, were in attendance at the annual meeting.

Gannett appreciates Tribune stockholders’ willingness to withhold their votes to urge Tribune to negotiate in good faith with Gannett regarding its $15.00 per share all-cash premium offer to acquire Tribune. Due to Tribune’s plurality voting provision in its corporate bylaws, only a single affirmative vote is necessary for each Tribune nominee to be elected to the Tribune Board.

At the meeting held today, Michael Dickerson, Vice President of Investor Relations & Real Estate at Gannett, addressed Tribune stockholders with the following statement:

Good morning. My name is Michael Dickerson. I am the Vice President of Investor Relations and Real Estate for Gannett. Thank you for the opportunity to speak here today.

First and foremost, let me convey Gannett’s respect for the outstanding journalism and service Tribune employees provide to the communities they serve. Our admiration for Tribune’s great work is what prompted Gannett’s interest in acquiring Tribune and its 11 iconic daily publications.

We appreciate the support of many Tribune shareholders for withholding their votes today, and thereby expressing their desire for Tribune to constructively engage with Gannett on our $15.00 all-cash premium offer. Despite our efforts to engage in a customary transaction process, the Tribune Board has regrettably taken a series of steps to prevent our proposal from moving forward.

For the record, we never intended to engage in a public fight for Tribune. Instead we anticipated having constructive discussions with your Board. However, rather than engaging with Gannett, the Tribune board has adopted an unproven strategy, implemented various delay tactics and ultimately effected a transaction that significantly diluted Tribune’s outstanding shares.

Gannett leads the US publishing business in circulation, operational expertise and innovation. While we believe Gannett and Tribune both value the importance of preserving local, independent investigative journalism, Gannett has a clearly defined path forward. Through our national-to-local USA TODAY NETWORK strategy, we are coupling ambitious editorial goals with the technology and digital innovations needed to support that journalism.

At the same time, Gannett is quickly developing new products that respond to consumers’ demands for greater coverage in new and exciting ways. The foundation of these efforts is built upon well-developed sales, distribution and content management systems that would bring immediate value to Tribune publications. Integrating Tribune publications on Presto, our proprietary content management system that enables nation-wide collaboration among our journalists and delivers increasingly personalized content, is only one example of the synergies and efficiencies that our proposed acquisition could achieve.

The opportunities and challenges of the publishing industry’s digital transformation demand an immediate response. Today, scale and efficiency are crucial to preserving the profitability needed to invest in great journalism and content. Gannett has the scale to succeed independently well into the future. An acquisition of Tribune would better position Tribune’s worthy publications to withstand the ongoing industry challenges.

Can Tribune navigate these challenges alone? We do not believe so. Gannett continues to have faith in the value of all of Tribune’s assets as part of Gannett. Our $15.00 per share offer would deliver superior and certain value for Tribune’s owners at a tumultuous time for the Company.

Again, we appreciate the support for our proxy proposal. Thank you for your time today.

Gannett is reviewing whether to proceed with its acquisition offer taking into account the results of the “withhold” vote at Tribune’s 2016 Annual Meeting and the latest Tribune actions, including its response to Gannett’s $15.00 per share offer.

Methuselah Advisors is acting as the exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel.

ABOUT GANNETT

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across the nation. Through trusted, compelling content and unmatched local-to-national reach, the company touches the lives of more than 100 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

FORWARD LOOKING STATEMENTS

Certain statements in this communication may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of Tribune by Gannett and the benefits of the proposed acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, the ability of Gannett and Tribune to agree to the terms of the proposed transaction and, in the event a definitive transaction agreement is executed, the ability of the parties to obtain any necessary stockholder and regulatory approvals, to satisfy any other conditions to the closing of the transaction and to consummate the proposed transaction on a timely basis, as well as changes in business strategies, economic conditions affecting the newspaper publishing business and Gannett’s ability to successfully integrate Tribune’s operations and employees with Gannett’s existing business. Additional information regarding risks, trends, uncertainties and other factors that may cause actual results to differ materially from these forward-looking statements is available in Gannett’s filings with the U.S. Securities and Exchange Commission, including Gannett’s annual report on Form 10-K. Any forward-looking statements should be evaluated in light of these important risk factors. Gannett is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that Gannett has made for a business combination transaction with Tribune. In furtherance of this proposal and subject to future developments, Gannett (and, if a negotiated transaction is agreed, Tribune) may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document Gannett and/or Tribune may file with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF TRIBUNE ARE URGED TO READ THE PROXY STATEMENTS OR OTHER DOCUMENTS FILED WITH THE SEC WITH RESPECT TO THE PROPOSED TRANSACTION CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement with respect to the proposed transaction (if and when available) will be mailed to stockholders of Tribune. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC through the web site maintained by the SEC at http://www.sec.gov.

This communication does not constitute a solicitation of a proxy from any stockholder with respect to the proposed transaction. However, Gannett and/or Tribune and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Gannett’s directors and executive officers in Gannett’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 23, 2016, and Gannett’s annual report on Form 10-K for the fiscal year ended December 27, 2015, which was filed with the SEC on February 25, 2016. You can find information about Tribune’s directors and executive officers in Tribune’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 19, 2016. Additional information regarding the interests of such potential participants will be included in one or more proxy statements or other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents using the sources indicated above.

CONTACT:

FOR MEDIA INQUIRIES:

Amber Allman, 703-854-5358

Vice President, Corporate Communications

aallman@gannett.com

or

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank / Michael Freitag / Ed Trissel, 212-355-4449

FOR INVESTOR INQUIRIES:

Michael Dickerson, 703-854-6185

Vice President, Investor Relations

mdickerson@gannett.com

or

Innisfree M&A Incorporated

Art Crozier / Jennifer Shotwell / Larry Miller, (212) 750-5833